UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  January 27, 2006

AVI BioPharma, Inc.

(Exact name of Company as specified in its charter)

Oregon	0-22613	93-0797222
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

One S.W. Columbia, Suite 1105
Portland, OR 97258

(Address of principal executive offices)

(503) 227-0554

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

AVI BioPharma, Inc. (Nasdaq: AVII) (“AVI”), on January 27, 2006 announced that it had entered into a definitive License Agreement with Chiron Corporation (“Chiron”) granting AVI a nonexclusive license to Chiron’s patents and patent applications for the research, development, and commercialization of antisense therapeutics against hepatitis C virus (HCV), in exchange for the payment of certain milestone and royalty payments to Chiron.

In lieu of the first milestone payment due under the License Agreement, AVI and Chiron also entered into a separate agreement under which AVI issued to Chiron 89,012 shares of AVI’s common stock.  The agreement contains certain sales volume restrictions that encourage Chiron to sell the shares over a 60 day period following receipt of the shares.  The agreement contains provisions to limit the gain Chiron will receive upon the sale of such shares.  The agreement also contains customary representations and warranties and undertakings regarding the securities issued by AVI.  AVI believes that Chiron will dispose of the shares in the open market over the next 60 days.

The common stock was issued pursuant to AVI’s effective shelf registration statement.

A copy of AVI’s press release concerning the License Agreement is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 7.01               Regulation FD Disclosure

The information set forth above is incorporated by reference herein.

Item 8.01               Other Events

The information set forth above is incorporated by reference herein.

Item 9.01               Financial Statements, Pro Forma Financial Information and Exhibits.

(c)       Exhibits

99.1         Press Release, dated January 27, 2006.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on February 1, 2006.

AVI BioPharma, Inc.

By:	/s/ ALAN P. TIMMINS

Alan P. Timmins
President and Chief Operating Officer
(Principal Operating Officer)

EXHIBIT INDEX

Exhibit No.	Document Description

99.1	Press Release, dated January 27, 2006.